UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2017 (December 26, 2017)

VICI Properties Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55791	81-4177147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8329 W. Sunset Road, Suite 210

Las Vegas, Nevada 89113

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (702) 820-3800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Refinancing Transaction

On December 22, 2017 (the “Closing Date”), VICI Properties 1 LLC (“VICI PropCo”), a wholly owned subsidiary of VICI Properties Inc. (the “Company”), entered into a Credit Agreement with Goldman Sachs Bank USA, as administrative agent, and the other parties thereto (the “Credit Agreement”), comprised of a $2,200,000,000 senior secured term loan facility (the “Term Loan Facility”) and a $400,000,000 senior secured revolving credit facility (the “Revolving Credit Facility”), $300,000,000 of which was borrowed by VICI PropCo on the Closing Date. The Revolving Credit Facility and Term Loan Facility will initially bear interest at LIBOR plus 2.25%; provided that following an underwritten public offering of the equity interests of any parent entity of VICI PropCo which results in such equity interests being listed on a national securities exchange and generates gross cash proceeds of at least $500,000,000 to such parent entity, such interest rate will be reduced by 25 basis points. The Term Loan Facility was funded on the Closing Date with an original issue discount of 0.25%. The Revolving Credit Facility will mature in 2022, and the Term Loan Facility will mature in 2024 or the date that is three months prior to the maturity date of the 8.0% Second Priority Senior Secured Notes due 2023 of VICI PropCo and VICI FC Inc. (“VICI FC”). The Term Loan Facility is subject to amortization of 1.0% of principal per annum payable in equal quarterly installments.

The Company used the net proceeds of the Term Loan Facility and the Revolving Credit Facility drawn on the Closing Date, together with the proceeds from the equity issuance by the Company pursuant to the Common Stock Purchase Agreement (defined below), to complete (i) the consummation of the acquisition of the Harrah’s Las Vegas Property (defined below), (ii) the refinancing of the existing credit agreement of VICI PropCo, dated as of October 6, 2017, among VICI PropCo, as borrower, certain subsidiaries of VICI PropCo named therein as guarantors, Wilmington Trust, National Association, as administrative agent and the lenders party thereto (the “Existing Credit Agreement”), (iii) the redemption of the existing First Priority Senior Secured Floating Rate Notes due 2022 of VICI PropCo and VICI FC (together, the “Issuers”) issued on October 6, 2017 pursuant to an indenture (the “Existing First Lien Indenture”), (iv) the repurchase of (A) $200,000,000 aggregate principal amount of Caesars Palace Las Vegas (“CPLV”) existing indebtedness outstanding pursuant to that certain Mezzanine A Loan Agreement, dated as of October 6, 2017, among CPLV Mezz 1 LLC, the lenders from time to time party thereto, and Wilmington Savings Fund Society FSB, as collateral agent and administrative agent (“WSFS”) and (B) $200,000,000 aggregate principal amount of CPLV existing indebtedness outstanding pursuant to that certain Mezzanine B Loan Agreement, dated as of October 6, 2017, among CPLV Mezz 2 LLC, the lenders from time to time party thereto, and WSFS, and (v) the payment of certain fees and expenses incurred in connection with the foregoing.

The Credit Agreement contains customary covenants that, among other things, limit the ability of VICI PropCo and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur or assume any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates; (vii) make certain payments on certain other indebtedness; (viii) make certain investments; and (ix) incur restrictions on the ability of restricted subsidiaries to make certain distributions, loans or transfers of assets to VICI PropCo or any restricted subsidiary. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of the Company. Commencing with the first full fiscal quarter ending after the Closing Date, if there is 30% utilization of the Revolving Credit Facility, VICI PropCo will be required to maintain a maximum total net debt to adjusted asset ratio.

The Credit Agreement also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults, (x) termination of CEOC LLC’s initial master lease, dated as of October 6, 2017 and (xi) change of control. The Revolving Credit Facility and the Term Loan Facility are both guaranteed by each of VICI PropCo’s existing and subsequently acquired wholly owned material domestic restricted subsidiaries, and secured by a first priority lien on substantially all of the Company’s and such restricted subsidiaries’ material assets, including mortgages on their respective real estate, subject to customary exclusions.

Concurrently with the closing of the Credit Agreement, the Issuers discharged their obligations under the Existing First Lien Indenture by irrevocably depositing with the trustee under the Existing First Lien Indenture an amount equal to the amount sufficient to pay and discharge the entire indebtedness outstanding pursuant to the Existing First Lien Indenture, which amount was $315,413,827.17.

On December 22, 2017, the Company issued a press release announcing the execution of the Credit Agreement, the repayment of the Existing Credit Agreement and the discharge of the obligations of the Issuers pursuant to the Existing First Lien Indenture. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference to this Item 1.01. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement.

Purchase of Harrah’s Las Vegas Property

On the Closing Date, an indirect wholly owned subsidiary (the “Harrah’s Purchaser”) of the Company, and Harrah’s Las Vegas, LLC (the “Harrah’s Seller”), a subsidiary of Caesars Entertainment Corporation (“CEC”), completed the transactions contemplated by the Purchase and Sale Agreement, dated November 29, 2016 (the “Purchase Agreement”), which provided for, among other things, the sale of all of the land and real property improvements associated with Harrah’s Las Vegas Hotel & Casino (the “Harrah’s Las Vegas Property”) by a new entity formed by Harrah’s Seller and owner of the Harrah’s Las Vegas Property (“HLV Owner”) to Harrah’s Purchaser, through the acquisition by Harrah’s Purchaser of all of the membership interests of HLV Owner for a purchase price of $1,136,200,000. In connection with the acquisition, HLV Owner, as landlord, entered into an amended and restated lease with Harrah’s Seller, as tenant, whereby Harrah’s Seller will lease back the Harrah’s Las Vegas Property from HLV Owner (“Lease Agreement”).

Additional information regarding the Purchase Agreement and Lease Agreement and the acquisition of the Harrah’s Las Vegas Property is set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2017, as amended on November 30, 2017 (the “Initial Form 8-K”), which is incorporated herein by reference. The foregoing descriptions of the Purchase Agreement and the Lease Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of those agreements, which were previously filed with the Initial Form 8-K.

On December 22, 2017, the Company issued a press release announcing the closing of the transactions described above and below. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Sale of Eastside Property

On the Closing Date, Vegas Development LLC, an indirect wholly owned subsidiary of the Company (the “Land Seller”), and Eastside Convention Center, LLC, a subsidiary of CEC (the “Land Purchaser”), completed the transactions contemplated by the Purchase and Sale Agreement, dated as of November 29, 2017 (the “Sale Agreement”), which provided for, among other things, the acquisition by Land Purchaser from Vegas Development Land Owner LLC (“Eastside Owner”) of approximately 18 acres of certain parcels located in Las Vegas, Nevada, east of the Harrah’s Las Vegas Property (the “Eastside Property”), through the acquisition by Land Purchaser of all of the Land Seller’s membership interests in Eastside Owner for a purchase price of $73,600,000.

In addition, on the Closing Date, each of the Put-Call Right Agreement and Guaranty, each as defined and previously disclosed in the Initial Form 8-K, were entered into by the parties thereto.

Additional information regarding the Sale Agreement and the sale of the Eastside Property is set forth in the Initial Form 8-K, which is incorporated herein by reference. The foregoing descriptions of the Sale Agreement, Put-Call Right Agreement and Guaranty do not purport to be complete and are qualified in their entirety by reference to the complete text of those agreements, which were previously filed with the Initial Form 8-K.

Amended and Restated Right of First Refusal Agreement

On the Closing Date, VICI Properties L.P., a wholly-owned subsidiary of the Company (“VICI LP”), and CEC entered into an Amended and Restated Right of First Refusal Agreement (the “ROFR Amendment”) pursuant to which VICI LP will have a right of first offer on any sale leaseback by CEC of the gaming facilities of Centaur Holdings, LLC, which are proposed to be acquired by CEC, and certain income-producing improvements if built by Land Purchaser in lieu of a large-scale convention center on the Eastside Property, subject to certain exclusions.

A copy of the ROFR Amendment is attached hereto as Exhibit 10.2 and is incorporated herein by reference to this Item 1.01. The foregoing description of the ROFR Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the ROFR Amendment.

Common Stock Purchase Agreement

On the Closing Date, the Company completed its previously disclosed private placement of 54,054,053 shares of its common stock, par value $0.01 at a price of $18.50 per share, for gross proceeds to the Company of approximately $1,000,000,000 pursuant to that certain Common Stock Purchase Agreement, dated November 29, 2016 (the “Common Stock Purchase Agreement”). The net proceeds from the transaction of approximately $964,000,000 were used to partially fund the purchase price for the Harrah’s Las Vegas Property with the balance for working capital and general corporate purposes. In connection with the closing of the transactions contemplated by the Common Stock Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) which provides, among other things, for the Company to file a shelf registration statement for the benefit of the investors party to the Common Stock Purchase Agreement within 75 days following the closing.

Additional information regarding the transactions contemplated by the Common Stock Purchase Agreement is set forth in the Initial Form 8-K, which is incorporated herein by reference. The foregoing descriptions of the Common Stock Purchase Agreement and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of those agreements, which were previously filed with the Initial Form 8-K.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information provided in response to Item 1.01 of this Current Report on Form 8-K regarding the purchase and lease of the Harrah’s Las Vegas Property is incorporated by reference in response to this Item.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement and the transactions contemplated thereby is incorporated by reference in response to this Item.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this Current Report on Form 8-K regarding the Common Stock Purchase Agreement and the transactions contemplated thereby and the information provided in response to Item 3.02 of the Initial Form 8-K are incorporated by reference in response to this Item.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 22, 2017, among VICI Properties 1 LLC, as the borrower, Goldman Sachs Bank USA, as administrative agent and the other parties thereto.

10.2	Amended and Restated Right of First Refusal Agreement, dated as of December 22, 2017, by and between Caesars Entertainment Corporation and VICI Properties L.P.

99.1	Press release, dated December 22, 2017

99.2	Press release, dated December 22, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICI PROPERTIES INC.

Date: December 26, 2017	By:	/s/ KENNETH J. KUICK
Kenneth J. Kuick
Senior Vice President and Chief Accounting Officer